Exhibit 8.1

November 3, 2011

Del Monte Corporation

One Maritime Plaza

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as United States tax counsel to Del Monte Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on November 3, 2011 (such registration statement, as amended, is herein referred to as the “Registration Statement”), relating to the issuance of up to $1,300,000,000 in aggregate principal amount of 7.625% Senior Notes due 2019 of the Company (the “Exchange Notes”). As described in the Registration Statement, the Exchange Notes will be exchanged for the Company’s outstanding unregistered 7.625% Senior Notes due 2019, upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Based upon and subject to the foregoing, the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” represent our opinion of the United States federal income tax law matters referred to therein and such statements are (subject to the qualifications and other matters stated therein) accurate in all material respects.

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

We are members of the bar of the State of New York. We do not express an opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP